Exhibit 11 (b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of the RBB Fund, Inc:

We consent to the incorporation by reference in Post-Effective Amendment No. 64 to the Registration Statement of the RBB Fund, Inc. on Form N-1A under the Securities Act of 1933 on Form N-1A (File No. 33-20827) of our reports dated October 2, 1998 on our audits of the financial statements and financial highlights of the Government Securities, Money Market, Municipal Money Market, Government Obligations MOney Market, and New York Municipal Money Market Portfolios, and the Boston Partners Large Cap Value Fund, the Boston Partners Mid Cap Value Fund, the Boston Micro Cap Value Fund and the Boston Partners Bond Fund of The RBB Fund, Inc., which reports are included in the Annual Reports to Shareholders for the year (or period) ended August 31, 1998 which are incorporated by reference in the Post-Effective Amendment to the Registration Statement in the Statements of Additional Information.

We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectuses and under the headings "Miscellaneous-Independent Accountants" and "Financial Statements" in the Statements of Additional Information.

/S/PricewaterhouseCoopers LLP
   PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
December 11, 1998